EXHIBIT 14.1
Code Of Ethics
One of the Core Values at MetroPCS is the commitment to Ethical Business Practices. This means that we will keep our word, be honest and will maintain integrity in all of our actions. To reinforce this important value, MetroPCS employees, officers, and directors have an Employee Code of Ethics that defines what is expected from us and provides guidance in making appropriate decisions when faced with an ethical issue.
All employees, officers, and members of our board of directors are expected to uphold the company’s commitment to ethical business practices, and legal and regulatory compliance. This means conducting business at all times in accordance with the spirit and the letter of applicable laws and regulations in accordance with ethical business practices.
The attached Code of Ethics is a set of simple-to-follow principles which should be applied everyday in the workplace. Dedication to following these principles provides the foundation necessary to maintaining MetroPCS’ positive reputation and continued success in the business community.
The Code of Ethics defines what is expected from all employees, officers and directors and provides guidance in making the right decision when faced with an ethical issue. While it cannot address all ethical situations, it does provide the principles that guide our business activities and examples of how those principles apply on the job. It is also the responsibility of each employee, officer, and director to apply common sense, together with his or her own personal ethical standards, in making business decisions when there is no stated guideline in the Code of Ethics. We have also identified in the Code of Ethics, sources of help that are available to assist you in making the right decisions.
All of us, regardless of job position or geographic location, are responsible for complying with the Code of Ethics and all applicable laws and regulations, and seeking help from others when necessary to make wise, well-informed, and ethical business decisions. You should familiarize yourself with the Code of Ethics and keep it handy for future reference.
Our foundation of honesty, integrity, and ethics is the core of our business success. Continued success relies on the dedication from everyone to these core principles. Working together, we must uphold and demonstrate the highest levels of business excellence and ethics that our customers, shareholders, suppliers, and employees expect from us.
     Roger Linquist,
     Chairman, President and Chief Executive Officer

MetroPCS Communications, Inc.
Code of Ethics
MetroPCS Communications, Inc. (together with its subsidiaries, “MetroPCS” or the “Company”) has created this Code of Ethics (this “Code”) to establish standards of integrity and ethical conduct that all employees, officers, and members of the board of directors must follow.
This Code is a statement of principles and a reference point for making sound ethical decisions. It applies to all of the Company’s officers, employees, and all members of the board of directors. The Code does not cover every situation, nor does it set forth every applicable law or policy. When an area is not addressed, you are expected to use common sense and your own personal ethics to make the right decision. However, if the issue is still unclear, you are expected to seek help as outlined in the “Sources of Help” section on page 11. In particular, this Code addresses to the following areas:
•	Responsibilities and Behaviors

•	Conflicts of Interest

•	Financial Matters And External Reporting

•	Company Funds and Assets

•	Privileged and Confidential Information

•	Reporting Violations

•	Additionally, the company has created a Vendor and Supplier Code of Ethics that we expect consultants, agents, vendors, suppliers, and contractors to the Company to abide by when supplying goods or performing services for the Company.
RESPONSIBILITIES AND BEHAVIORS
MetroPCS is committed to promoting and adhering to the highest ethical standards in the conduct of its business and therefore the integrity of each employee, officer, and director is of paramount importance. MetroPCS requires all employees, officers, and directors to be accountable for their actions and to conduct business with the utmost integrity. Employees, officers, and directors must conduct business in strict observance of all applicable federal, state, and local laws and regulations as set forth by those bodies that regulate MetroPCS’ business, such as the Federal Communications Commission (the “FCC”), the Federal Trade Commission (“FTC”), state regulatory agencies, and those that regulate public companies, such as the Securities and Exchange Commission (the “SEC”). Persons who violate this Code or the spirit of these guidelines may be subject to disciplinary action, up to and including termination or removal, and, if applicable, referral to the authorities for prosecution.
It is your responsibility as a representative of the Company, to act ethically and with the highest level of integrity. If you are unclear about the appropriate response to a particular situation, it is your responsibility to use all the resources available to you to seek guidance. One point should be clear: each employee, officer, and director is individually responsible for his or her own actions. The following are a few examples of the many situations where high ethical standards and principles play a crucial role.

COMPETITION AND FAIR DEALING
We seek to outperform our competition fairly and honestly. Stealing or misappropriating proprietary information, obtaining trade secret information without the owner’s consent, or inducing such disclosures by past or present employees, officers, or directors of other companies is strictly prohibited. Each officer, director, and employee shall endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors, and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.
Payments to Government Personnel
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.
In addition, the U.S. government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. government personnel. The promise, offer or delivery to an elected official or employee of the U.S. government of a gift, favor, or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Before any business gratuity is offered to any federal, state, or local governmental employee or elected official you must consult with and have the approval of the Company’s Legal Department.
CONFLICTS OF INTEREST
The Company requires you to conduct your outside associations and personal business, financial, and other relationships in a manner that will avoid any conflict of interest, or appearance of a conflict of interest, between yourself and the Company. The term “outside association” includes any affiliation, association, interest, relationship, or employment that you have with an entity other than with the Company. Further, in conducting such outside association you must not give the appearance of Company representation, unless such outside association and Company participation were previously approved by the Company’s Legal Department.
It is impractical to conceive and set forth rules that cover every situation in which a conflict of interest may arise. The basic factor in all conflict of interest situations is the division of loyalty, or the appearance of a division of loyalty, between the Company’s best interests and your personal interests that could possibly affect, or appear to affect, your judgment or actions. Guidelines, with respect to some sensitive areas in which conflicts of interest are likely to occur are set forth below. The following is not an exhaustive list of problem areas, but rather a guide in applying the Company’s basic conflict of interest policy to any situation. The important criterion is adherence to the spirit of this Code.
Business Relationships
You may have a conflict of interest if you, a member of your family, or your business partner or associate, owns or has a substantial direct or indirect interest in, or incurs indebtedness to an entity with which the Company has or is likely to have a business relationship, or with which the Company competes or is likely to compete. Investments in relatively small amounts of stocks or bonds of a publicly-held company should not normally give rise to any conflict of interest. The question of when an investment may become so substantial as to possibly affect, or appear to affect, your judgment or actions is largely dependent on the particular circumstances and must be addressed on a case-by-case basis.
A conflict of interest may also arise when you or a member of your family holds a position as an employee, officer, or director or partner of an entity with which the Company has or is likely to have a business relationship or with which the Company competes or is likely to compete.
The Company expects that each employee, officer, and director will avoid circumstances that could discredit the Company, unduly cause unfavorable criticism of the Company, or impair public confidence in the Company’s integrity. Any associations, interests, and business relationships that you have that might affect your judgment or cause you to act in ways that are not in the best interests of the Company, or that might appear to cause such divided loyalties, will be permitted only with the Company’s prior written approval.
Business Entertainment, Meals, Gifts, and Favors
MetroPCS recognizes that occasional exchanges of business courtesies between vendors, suppliers, and our employees, such as entertainment, meals, or gifts, can be helpful in building and maintaining business relationships. Participating in entertainment such as meals, sports events, golf outings, and celebration functions, etc. with our business partners is acceptable provided the entertainment is infrequent (with the same provider), in good taste, in moderation and not extravagant. Soliciting or requesting courtesies from vendors and suppliers who the Company has or is likely to have a business relationship are never acceptable. MetroPCS asks for the cooperation of all employees to refrain from offering or accepting gifts that would in any way violate the gift policy.
Attending supplier sponsored conferences, seminars, and entertainment events where air travel, hotel, or other accommodations are provided, creates more serious concerns. MetroPCS employee participation in supplier sponsored events where both business and entertainment activities are provided by the sponsor is acceptable when employee participation is important to the business of MetroPCS. Employees should not attend these events if it does not serve a significant business purpose for MetroPCS or could cause, or appear to cause, an employee to favor that supplier over others.
To support this principle, MetroPCS requires all employees who are invited by suppliers to attend conferences, seminars, or entertainment events where air travel or other accommodations are paid for by the supplier, to obtain prior written approval from an appropriate senior executive. Similarly, MetroPCS company executives at the General Manager level and above must receive prior written approval from the Chief Executive Officer, Chief Financial Officer, their respective Senior Vice President Market Operations, or the Board, if applicable.
Generally, entertainment and gifts should have a clear business purpose and should benefit the Company by building trust and goodwill in the business relationship. To qualify as acceptable entertainment, the supplier must attend the event with the employee. If the supplier does not attend, the entertainment should be treated as a gift and be subject to the rules related to gifts. Efforts should also be made so that entertainment, meals, or gifts provided by our vendors or suppliers are reciprocated when possible. This is especially important for employees who work closely with suppliers as a normal course of business and may have frequent opportunities to share business meals together.
As a rule, employees should never accept or provide entertainment, meals, gifts, or favors, if doing so would compromise, or appear to compromise, the judgment or integrity of the employee or vendor. Additionally, offering or accepting bribes, kickbacks, payoffs or other unusual or improper payments to obtain or keep business is unethical, illegal, and is strictly prohibited.
In conclusion, you may not, without the Company’s approval, accept, either directly or indirectly, gifts or favors other than those of immaterial value from persons or entities with which the Company has or is likely to have a business relationship or with which the Company competes or is likely to compete. Participating in occasional social activities with those with whom the Company maintains business relationships will not violate this Code so long as they are reasonable and customary types of social activities in a business context.
Outside Activities/Employment
Any outside association, including activities with other entities, should not encroach on the time and attention you are expected to devote to your duties and responsibilities to the Company, adversely affect the quality or quantity of your work product, or entail your use of any of the Company’s assets, including its real and personal property, or create the appearance (without the Company’s approval) of the Company’s involvement, endorsement, sponsorship, or support. In addition, under no circumstances are you permitted to compete with the Company or take for yourself, your family members, or your business partners or associates any business opportunity that belongs to the Company or that you discover, or that is made available to you by virtue of your position with the Company. Employees and officers are prohibited from taking part in any outside employment without the Company’s approval.
Civic/Political Activities
The Company supports your participation in civic, charitable, and political activities so long as such participation does not encroach on the time and attention that you are expected to devote to your duties and responsibilities to the Company. You are to conduct any such activities in a manner that does not involve the Company or its assets or create an appearance of Company involvement, endorsement, sponsorship, or support.
Loans to Directors and Officers
The Company prohibits the making of any personal loans, or the arrangement of loans by a third party, to any director or officer.
Bribes and Kickbacks
A bribe is any inducement offered in an effort to influence someone’s decision on grounds that are not directly related to the merits of the decision. A kickback is any payment or compensation in return for someone’s decision which is related to business given. Bribes and kickbacks could include money, entertainment, or gifts. Purchase or sale of goods or services must not result in you or your family receiving bribes or kickbacks.
Solicitation of Donations
You are prohibited from soliciting donations from suppliers or vendors in a manner that communicates or might be perceived to be a prerequisite for future Company business. Unless the solicitation is approved in advance by the Company, you are prohibited from using MetroPCS letterhead stationery for solicitations from suppliers and vendors.
Reporting Procedure for Conflicts of Interest
     Employees
You must report promptly to your local Human Resources representative the existence of any outside association, interest, relationship, or activity, as it arises, that may involve a conflict of interest or the appearance of a conflict of interest. Failure to report such relationships, activities, and interests will be grounds for disciplinary action, up to and including termination. When the nature of the conflict of interest is such that you believe that you are unable to disclose the details of the conflict without breaching other confidences, Human Resources personnel may, if justified, discuss with you a resolution of the conflict consistent with all of your job responsibilities.
Human Resources personnel will coordinate with Company legal counsel and will review your disclosures of any conflict of interest and determine the appropriate manner by which the Company’s approval or disapproval would be provided. You must cooperate fully in the review process by providing all information that is requested. Company actions, with respect to the conflict of interest, will take into account the spirit of this Code and are final.
     Directors and Officers
In the case of outside activities by directors and executive officers, the Audit Committee of the board of directors will review and consider, among other things, competition issues to determine whether other responsibilities and roles of a director or executive officer do or could impair such person’s ability to act in the best interests of the Company. In situations involving directors, the Audit Committee will make recommendations to the board of directors on the proper handling of the situation. The Audit Committee or the board of directors may suggest that a director refrain from any participation on a matter or group of matters where there is a potential for an actual or potential conflict of interest or that such director resign, take a temporary leave of absence, or otherwise take actions to eliminate the conflict of interest.
All associations, interests, relationships, or activities disclosed by any employee, officer, or director in accordance with this policy shall be held in confidence unless the best interests of the Company dictate otherwise, or as otherwise required by law.
Resolution of Conflicts
In all cases, conflicts of interest must be handled in an ethical manner; meaning they must be fully disclosed and considered prior to being resolved. Human Resources or the legal department, as applicable, will handle all questions of conflicts of interest. Human Resources and, as applicable, the board of directors or the Audit Committee, may determine, upon review of all relevant facts, that the conduct does not amount to a conflict of interest, or may provide guidance to avoid a conflict from developing.
FINANCIAL MATTERS AND EXTERNAL REPORTING
High quality financial reporting is an excellent measure of the Company and its management. MetroPCS demonstrates its commitment to high quality reporting by establishing and maintaining internal controls and procedures to ensure the integrity of its financial reporting and legal compliance. Additionally, MetroPCS has adopted appropriate accounting policies and devoted adequate resources to ensure that those policies are applied properly and consistently in order to present our results in a manner that is accurate, complete, and clear. In conjunction with these objectives, MetroPCS has established the following policies relating to its financial matters:
Ethical Conduct with Respect to Auditors
The Company’s employees, officers and directors must conduct themselves in accordance with all applicable ethical mandates and guidelines governing their profession. Additionally, all employees, officers and directors shall observe strict ethics and conflict of interest guidelines with respect to the Company’s relationships with outside auditors including, but not limited to:

•	Employees, officers, and directors shall not manipulate, pressure, or coerce an auditor in order to mislead the audit;

•	Employees, officers, and directors shall not hire individuals who have performed audit services for the Company within the time frames specified as being inappropriately close to the time of hiring under applicable securities regulations; and,

•	Employees, officers, and directors will not engage auditors to provide non-audit services that are prohibited by law.
Reports and Documents Filed with the SEC and Other Public Communications
The Company will apply standards of full, fair, accurate, timely, and understandable disclosure in reports and documents that are filed with or submitted to the Securities and Exchange Commission and other government agencies or that are otherwise distributed externally by the Company. External statements to the general public by the Company should also be clear and consistent to ensure that the general public is accurately informed. Therefore, all statements to the general public, excluding statements primarily regarding financial matters, should be coordinated and made by the designated Company spokesperson. Similarly, all communications with investors or financial analysts should be coordinated through the Vice President and Treasurer, or other designated Company spokesperson.
Inside Information and Insider Trading
Inside information is “material, non-public information” about the Company’s financial condition, prospects or operations that could reasonably be expected to influence an investor’s decision to buy, sell or otherwise trade in the Company’s securities (including through the exercise of stock options). “Material, non-public information” includes information that is not available to the public and is obtained through employment with, or from a source that has a fiduciary duty or a duty of confidentiality to the Company. Examples of inside information include, but are not limited to unannounced:
•	Judicial and regulatory decisions;

•	Business plans;

•	Earnings and other financial information;

•	Pending acquisitions or sales of assets; and

•	Company performance.
Inside information should never be disclosed unless required by law or otherwise in accordance with the responsibilities of an employee, officer, or director hereunder. Caution must be exercised when discussing financial information relating to the Company in public places. There are serious legal risks associated with discussing inside information with co-workers, family members, friends, or others who might treat such information as a basis for buying or selling securities.
Employees, officers, directors, and their family members shall not trade in the securities of any Company on the basis of inside information, which is known as “insider trading”. Federal law and SEC regulations make it illegal to engage in insider trading or to pass inside information on to others who may buy or sell securities on the basis of that information. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing employees’ trading in securities of the Company. This policy has been distributed to every employee. A copy of the Company’s insider trading policy may be obtained from the company’s Legal Department.
COMPANY FUNDS AND ASSETS
Any expenditure of MetroPCS’ funds must be in accordance with MetroPCS policies and procedures, as well as applicable law.
Company Property
All Company property should be used for the benefit of the Company in the conduct of its business. Employees, officers, and directors are responsible for protecting Company property which includes both tangible and intangible assets, such as intellectual property, including brand name and goodwill, and ensuring that Company assets are used for legitimate business purposes. Company property may not be used for non-Company business, although incidental personal use may be permitted.
PRIVILEGED AND CONFIDENTIAL INFORMATION
Employees, officers, and directors should observe the confidentiality of information that they acquire by virtue of their positions at the Company, including information concerning customers, suppliers, business partners, competitors, and other employees, except where disclosure is approved by the Company or otherwise legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, or any non-public information related to its customers, if disclosed. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Company, or when it has been publicly available in a periodic or special report for at least two business days. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee should have executed a confidentiality agreement when he or she began his or her employment with the Company. All confidential information shall be marked as confidential where possible.
If, at any time, an employee has a question about whether something should be considered confidential, he/she should assume that it is confidential until he/she has resolved the question with his/her direct manager. If an employee is contacted by a member of the media in connection with the Company’s business, that individual should be referred to the Vice President and General Manager for regional locations, Senior Vice President, Market Operations for the region or Chief Operating Officer in the Corporate Office.
Company Records and Documents and Records Retention
Employees, officers, and directors are responsible for creating, using, storing and disposing of records in accordance with the needs of the business and all applicable federal, state, and local laws. Records should be prepared with the utmost care, accuracy, and honesty and may exist in a variety of formats that include, but are not limited to, paper, electronic media (e.g., floppy disks, CDs, etc.), and computer hard drives. There is no recognized distinction between “private” business records, records relating to MetroPCS, and all business records (including, without limitation to records) stored on Company property, such as computers and all business records wherever located, are subject to review by MetroPCS at any time.
Additionally, all Company information, even proprietary data, may under certain circumstances, come under public review and scrutiny. Making a false, misleading, inaccurate, or incomplete report or record may be a violation of law and is a serious violation of this Code. Applicable laws may impose stringent penalties for misuse, improper recordings, and omissions of specified information in Company records.
Records should be retained in accordance with applicable laws, regulations, Company policy, and business needs. All records should have a designated retention period and shall be retained for that period. Employees, officers, and directors are responsible for properly managing and disposing of records in their possession when records have reached the end of their useful life. The Company has adopted a Records Retention policy that has been distributed to every employee, and all records should be retained in accordance with this policy. A copy of the Company’s records retention policy may be obtained from the Company’s Legal Department.
In the event of an audit, internal and/or external investigation, or lawsuit, all records relevant to the investigation must be retained for the purpose and length of the inquiry and otherwise in accordance with the retention period. Company personnel must not destroy any information (or order another person to destroy information) that is known to be the subject of an investigation or litigation. Criminal and/or civil penalties may apply to individuals that destroy information that is the subject of an investigation or litigation.
Customer Information
MetroPCS has an ethical responsibility and a regulatory duty to protect the confidentiality of certain types of information classified as Customer Proprietary Network Information (“CPNI”) by the FCC. CPNI is defined as information that relates to the quantity, technical configuration, type, destination, and amount of use of MetroPCS service as subscribed to by its customers. It is also information that would only be made available to MetroPCS by its customers and through service provider relationships. You may only use CPNI type information for very limited purposes as determined appropriate by MetroPCS’ legal counsel or a qualified member of senior management.
MetroPCS understands that the protection of privacy is an important part of the business relationship with its customers. This includes all retail consumers, as well as Company employee accounts. Maintaining the privacy of customer information is an important responsibility that consumers expect from us. Violations of privacy rules are against Company policy and the law. Customer information may be accessed and reviewed only when there is a specific business purpose for doing so, and only in accordance with Company policies.
Privacy of Customer Communications
Privacy of customer communications is fundamental to MetroPCS’ business, both legally and because customers, employees, and the public rely on our integrity. Customers and regulators are especially sensitive to privacy issues and implications. MetroPCS wants its customers to be able to rely on MetroPCS to treat their personal information with the appropriate degree of confidentiality. Violations of privacy rules may result in serious criminal charges and civil liability for both the Company and for the individual employee responsible for such violation. The rules and regulations related to privacy issues are dynamic and change periodically, so employees should check with their manager prior to any use of information that may have privacy implications, even if the use of such information had been previously approved.
REPORTING VIOLATIONS OF THE CODE
The Company is committed to establishing and maintaining an effective process for employees, officers, and directors to report, and for MetroPCS to respond to and correct any type of misconduct. Employees, officers, and directors have a continuing responsibility to help the Company enforce its policies and standards of ethical conduct.

Employees
As soon as you become aware of or suspect violations of this Code, or other misconduct by an employee and/or business partner, you are required to report that fact to one or more of the resources listed in the “Sources of Help” section below. Committing a violation, or failing to report a violation are considered equally serious and could result in disciplinary action up to and including separation of employment.
Officers and Directors
Executive officers and directors who learn of, or suspect violations of this Code, or other improper behavior, will promptly advise the Audit Committee, or other appropriate committees of the board of directors that will conduct or direct an appropriate investigation. A report of the investigation will be provided to the board of directors and action will be taken, as appropriate.
Whistleblower Protection
If you report an actual or suspected violation of this Code by another, you will not be subject to discipline or retaliation of any kind for making a report.
Investigation into Misconduct
MetroPCS respects the privacy of each employee, officer, and director but reserves the right to investigate behavior that could reasonably be considered harmful to the Company’s reputation or the safety of its employees, customers, or assets. During an investigation of suspected violations, you are required to cooperate fully in the investigation.
The following conduct is strictly prohibited:
•	Interfering with or obstructing an investigation;

•	Refusing to provide requested information;

•	Misrepresenting the facts, or failing to disclose facts, during an investigation;

•	Destroying, disposing, manipulating, or falsifying of information or documents related to an investigation;

•	Attempting to discover the identity of any person cooperating in an investigation; or,

•	Discussing an investigation with others without authorization.
When an allegation of wrongdoing is substantiated, MetroPCS will take prompt, and appropriate, disciplinary action, up to and including termination. You should remember that some forms of disciplinary action will not be publicly apparent.
Security, Ethics, and Compliance Department
To facilitate compliance with the Code, MetroPCS has established the Security, Ethics and Compliance Department to address any questions or concerns you may have. The Compliance Department can be reached in any of the following ways:

Email:	compliance@metropcs.com

Phone:	(214) 570-4854

Mail:	Security, Ethics, and Compliance Department

2250 Lakeside Blvd.

Richardson, Texas 75082

Sources of Help
If you are faced with making a challenging decision regarding a particular situation, you are not alone. There are many resources available to help resolve ethical questions or concerns. There is absolutely no reason for anyone to make a decision of which they are not confident when it comes to ethics or integrity. If you have any questions, you should contact:
•	Your immediate supervisor;

•	Other supervisors or management personnel;

•	Your local Human Resources personnel;

•	Corporate Human Resources by calling collect (214) 570-5815;

•	The Security, Ethics, and Compliance Department by calling collect (214) 570-4854;

•	The Company’s Legal Department; and,

•	The MetroPCS Ethics Hotline by calling (888) 873-8442. When contacting the Ethics Hotline you may identify yourself, or choose to remain anonymous. If you choose to remain anonymous, you will receive a case number and should refer to that number each time you call to provide additional information. If you remain anonymous, the Company will take reasonable efforts to retain your anonymity.
CONCLUSION
This Code is only a beginning. It is not possible to describe all potential unethical or illegal business practices in detail. The best guidelines are still individual conscience, common sense, and unwavering compliance with Company policies, applicable laws, regulations, and contractual obligations. If you are unsure how to respond to a particular situation, seek guidance, ask questions, and immediately report wrongdoing.
If you encounter a situation of an actual or suspected violation of the Code, you have a responsibility to report it. You are expected to promptly contact one of the many resources made available to you as listed in the “Sources of Help” section above. Whatever source you choose to contact, you should do so without fear of retaliation.
MetroPCS is counting on you to help it build a reputation as an organization that operates ethically and with the highest level of integrity. Please take this responsibility seriously. MetroPCS’ reputation will be built on the actions and decisions that each of you makes every single day. Our employees are the most valuable resource!
Waivers
Any waiver from this Code for the Company’s directors or executive officers (the Chief Executive Officer, the Chief Financial Officer, the Controller or persons performing similar functions) may only be authorized by the Audit Committee of the board of directors and then only to the extent permitted by the rules of the New York Stock Exchange and the Securities and Exchange Commission. These waivers will be reported to stockholders and regulators as required by applicable law and New York Stock Exchange listing requirements. Waivers of the Code for all other officers and employees must be approved by the Chief Executive Officer and will be reported to the Audit Committee on a quarterly basis.

EXPLANATORY NOTE
This Code constitutes the Company’s “Code of Ethics” as applicable to its principal executive officer, principal financial officer, and principal accounting officer as required by Item 406 of Regulation S-K and is applicable to all directors, officers, and employees as required by applicable rules of the New York Stock Exchange.
Although all officers and employees must adhere to the standards contained in this Code, this Code does not constitute an employment contract and does not impart any rights on employees.
Your employment with the Company is and remains “at-will”. The Company may change this Code at any time. This Code does not address every expectation or condition regarding proper and ethical business conduct. This Code is not a substitute for the Company’s other policies and procedures.